Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 1st day of June, 2018, is entered into by and between Business First Bank, a Louisiana state bank (the “Bank”), and N. Jerome Vascocu (“Executive”).

WHEREAS, the Bank desires for Executive to be employed as Chairman of the Northeast Louisiana Region of the Bank, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Bank and Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.          Employment. The Bank hereby agrees to employ Executive as Chairman of the Northeast Louisiana Region of the Bank, and Executive hereby accepts employment, on the terms and conditions set forth in this Agreement.

The Bank further agrees that it will appoint Executive to a newly-created position on the Board of Directors of the Bank, effective as of the Effective Date (as defined below), and that thereafter it will nominate Executive for such newly-created position at the next annual meeting of shareholders at which directors are elected.

Section 2.         Term. The term of Executive’s employment by the Bank under this Agreement shall commence on the date immediately following the consummation of the transactions contemplated under that certain Agreement and Plan of Merger by and between the Bank’s parent company, Business First Bancshares, Inc., and Richland State Bancorp, Inc., (the date on which the transactions will be consummated, the “Effective Date”) and terminate on the second anniversary of the Effective Date (the “Employment Period”), unless sooner terminated in accordance with the terms of this Agreement. Unless terminated sooner, the parties agree and covenant to meet and discuss the non-renewal or extension of the term of this Agreement, or the negotiation of a new employment agreement, at least six (6) months prior to the natural expiration of the Employment Period.

Section 3.         Position and Duties. During the Employment Period, Executive will report directly to the President and Chief Executive Officer of the Bank (the “CEO”). As Chairman of the Northeast Louisiana Region of the Bank, Executive shall perform all services reasonably required to fully execute the duties and responsibilities associated with such position and such other duties and responsibilities as the CEO or the Board of Directors of the Bank (the “Board”) may require. Executive will devote substantially all of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Bank. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate Section 9 and Section 10 of this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees. For purposes of this Agreement, “similarly situated employees” shall mean employees of the Bank with the title of Market President or a substantially similar title or role.

Section 4.         Place of Performance. Executive’s place of employment will be Richland, Louisiana, or such other place as the parties may mutually determine.

Section 5.         Compensation and Related Matters.

(a)       Base Salary. During the Employment Period, the Bank will pay Executive a base salary of $255,000 per year (“Base Salary”).

(b)       Annual Incentive Bonus. As soon as practicable following the Effective Date, the Bank and Executive shall work in good faith to design and establish an annual incentive bonus program pursuant to which Executive shall be entitled to an annual incentive bonus payment of not less than 25% or more than 35% of Executive’s Base Salary.

(c)       Incentive and Pension Plans. During the Employment Period, Executive will be entitled to participate in any pension or other retirement benefit plan, incentive bonus, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to similarly situated employees (the “Incentive Plans”), pursuant to the terms of such plans, benefits and privileges. The Bank shall not make any changes to the Incentive Plans which would adversely affect Executive’s right or benefits thereunder, unless such change occurs pursuant to a program applicable to all similarly situated employees of the Bank.

(d)      Welfare Benefit Plans. During the Employment Period, Executive (and his spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Bank for the benefit of its similarly situated employees pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs (the “Benefit Plans”). The Bank shall not make any changes to the Benefit Plans which would adversely affect Executive’s right or benefits thereunder, unless such change occurs pursuant to a program applicable to all similarly situated employees of the Bank.

(e)       Automobile. The Bank shall transfer to Executive, as soon as reasonably practicable after the Effective Date, title and possession of the automobile used by Executive during his employment at Richland State Bank or a reasonably comparable automobile, at no expense to Executive. The Bank shall pay for all taxes and title, licensing or similar fees related to transfer of title of the automobile. Additionally, during the Employment Period, the Bank shall provide Executive with an automobile allowance of not less than $750 per month and shall also reimburse Executive, on a monthly basis, for all documented gasoline expenses.

(f)       Country Club. The Bank shall pay or reimburse to Executive for all dues and assessments relating to his membership in the country club designated by Executive, including any sales tax imposed thereon.

(g)      Reimbursement of Expenses. During the Employment Period, the Bank shall reimburse Executive for all reasonable and necessary expenses actually incurred by Executive directly in connection with the business affairs of the Bank and the performance of his duties hereunder, in accordance with the Bank’s policies and practices for reimbursement of business expenses. Executive shall comply with all applicable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

(h)      Vacation and Holidays. Executive will be entitled to paid vacation each year in accordance with the vacation policies of the Bank in effect for similarly situated employees from time to time.

(i)       Payment, Withholding and Taxes. All payments of salary and other compensation to Executive shall be payable in accordance with, and subject to, the Bank’s regular payroll and all other current and future policies and procedures of the Bank. The Bank shall have the right to deduct from any payment of compensation to Executive any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by Executive.

(j)       Payment of Accrued Benefits Upon Termination. If Executive’s employment is terminated for any reason, the Bank shall, within thirty (30) days following such termination, pay to Executive or his estate the accrued benefits earned or accrued as of the date of termination and any benefits payable under the Incentive Plans. If Executive’s employment is terminated due to the Disability of Executive as determined under Section 6(c), the portion of Executive’s Base Salary due shall be reduced by the amount of any benefits received by Executive under any disability policy maintained by the Bank under the Benefits Plans. No termination under Section 6 shall terminate or adversely affect any rights of Executive then vested under any Benefits Plan of the Bank.

Section 6.         Termination.

(a)      Notice of Termination. Any termination of Executive’s employment by the Bank or by Executive during the Employment Period (other than termination upon Executive’s death) will be communicated by written Notice of Termination to the other party.

(b)       Death. Executive’s employment under this Agreement will terminate automatically upon his death.

(c)       Termination by the Bank. The Bank has the right to terminate Executive’s employment for Cause or Disability, or without Cause at any time.

(d)      Termination by the Executive. Executive has the right to terminate Executive’s employment for Good Reason by providing Notice of Termination to the Bank within one hundred and twenty (120) days after Executive has actual knowledge of the facts that establish Good Reason, or without Good Reason at any time.

(e)       Definitions. For purposes of this Agreement:

“Cause” means termination of employment because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

“Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Disability, thirty (30) days after Notice of Termination, or (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (no more than thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

“Disability” means (i) the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than twelve (12) months, or (ii) the receipt of income replacement benefits for a period of more than three (3) months under a Bank-sponsored accident and health plan covering Executive due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than twelve (12) months.

“Good Reason” means the occurrence, without the consent of Executive, of (i) the assignment to Executive of any duties materially and adversely inconsistent with Executive’s status as Chairman of the Northeast Louisiana Region of the Bank, or a material and adverse alteration in the nature of Executive’s authority, duties or responsibilities, or any other action by the Bank that results in a material and adverse diminution in such status, authority, duties or responsibilities; (ii) relocation of the Executive’s place of employment more than 50 miles from Minden, Louisiana, or (iii) a material breach of any provision of this Agreement that is not cured by the Bank within thirty (30) days following receipt of notice of such breach from Executive.

“Notice of Termination” means a written notice which indicates the Date of Termination and the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment, if applicable.

Section 7.         Compensation Upon Termination or During Disability. Upon the termination of Executive’s employment under this Agreement or Executive’s Disability during the Employment Period, the Bank will provide Executive with the payments and benefits set forth below. Executive agrees that the Bank has the right to deduct any amounts owed by Executive to the Bank for any reason, including, without limitation, Executive’s misappropriation of Bank funds, or any amount required to be withheld for tax purposes from the payments set forth in this Section 7.

(a)        Termination for Cause or Without Good Reason. If Executive’s employment is terminated by the Bank for Cause or by Executive without Good Reason, the rights and obligations of the Bank and Executive under this Agreement shall be terminated effective as of the Date of Termination, except as otherwise provided in this Agreement and for the payment of any accrued amounts due to Executive.

(b)       Termination Without Cause or With Good Reason. If Executive’s employment is terminated by the Bank without Cause or by Executive for Good Reason, Executive shall be entitled to payment of the Severance Amount and Continuing Coverage. “Severance Amount” shall mean a cash amount equal to the Base Salary and the maximum amount Executive is eligible for under any cash bonus incentive plan described under Section 5(b), calculated on a monthly basis, multiplied by the number of months remaining in the Employment Period. “Continuing Coverage” means that the Bank shall continue to provide coverage under any Benefit Plans provided to Executive and Executive’s spouse and dependents at the Date of Termination, with the Bank paying the contribution it pays with respect to similarly situated employees during such period in respect of such health care plan or plans; provided that if the Bank cannot maintain such coverage under the terms and provisions of the Benefits Plans (or where such continuation would adversely affect the tax status of the Benefits Plans), the Bank shall provide the Continuing Coverage by either providing substantially identical benefits directly or through an insurance arrangement or by paying Executive the estimated cost of the expected contribution therefor for such period. The Continuing Coverage will cease upon the earlier of (i) the twelve (12) month anniversary of the Date of Termination or (ii) the date Executive obtains health care coverage under one or more welfare benefit plans of a subsequent employer that provides for substantially similar or greater benefits to Executive and Executive's spouse and dependents with respect to the specific type of benefit.

(c)        Disability. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (“Disability Period”), Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(c). In the event Executive’s employment is terminated for Disability pursuant to Section 6(c), the Bank will (i) pay to Executive his Base Salary through the Date of Termination, reduced by the amount of any benefits received by Executive under any Benefits Plan, along with any other earned or accrued amounts due Executive, and (ii) provide Executive with disability benefits pursuant to the terms of the Bank’s disability programs and/or practices.

(d)         Death. If Executive’s employment is terminated by his death, the Bank will pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, any earned or accrued amounts due to Executive at the time of his death.

Section 8.            Non-Disclosure and Confidentiality.

(a)        Proprietary Information. Executive acknowledges that, by the nature of his duties, he shall or may have access to and become informed of confidential, proprietary, and highly sensitive information relating to the Bank and which is a competitive asset of the Bank, including, without limitation, information pertaining to: (i) the identities of the Bank’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the habits and customs of the Bank’s existing and prospective customers or clients; (iii) financial information about the Bank; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Bank’s employees; (vi) the identities of and pricing information about the Bank’s suppliers and vendors; (vii) training programs developed by the Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Bank’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Bank and its suppliers and vendors; and (xiv) computer programs and software developed by the Bank or its consultants (collectively, “Proprietary Information”).

(b)        Use of Proprietary Information. Executive agrees not to: (i) use, at any time, any Proprietary Information for his own benefit and for the benefit of another; or (ii) disclose, directly or indirectly, any Proprietary Information to any person who is not a current employee of the Bank, except in the performance of the duties assigned to Executive in this Agreement, at any time prior or subsequent to the termination of his employment with the Bank, except as such disclosure may be required by law. Executive further agrees not to make copies of any Proprietary Information, except in the performance of the duties assigned to him in this Agreement.

(c)        Recipient Materials. Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to the Bank’s business, and any and all other documents containing Proprietary Information furnished to Executive by any representative of the Bank or otherwise acquired or developed by Executive in connection with his association with the Bank (collectively, “Recipient Materials”) shall at all times be the property of the Bank. Within twenty-four (24) hours of the termination of his employment with the Bank, Executive shall return to the Bank any Recipient Materials which are in his possession, custody or control.

Section 9.            Non-Solicitation and Non-Competition.

(a)        Acknowledgements. Executive acknowledges that the special relationship of trust and confidence between him, the Bank, and its clients and customers creates a high risk and opportunity for Executive to misappropriate the relationship and goodwill existing between the Bank and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for the Bank to take steps to protect itself from the risk of such misappropriation. Executive further acknowledges that, at the outset of his employment with the Bank and/or throughout his employment with the Bank, Executive shall be provided with access to and informed of the Bank’s Proprietary Information, which shall enable him to benefit from the Bank’s goodwill and know-how. Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with the Bank, or which intends to or may compete with the Bank, to disclose and/or use the Bank’s Proprietary Information, as well as to misappropriate the Bank’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company. Executive also acknowledges that, in exchange for the execution of the non-solicitation restrictions and non-competition restrictions set forth in this Section 9, he has received substantial, valuable consideration. Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-competition and the non-solicitation restrictions set forth in this Section 9.

(b)        Non-Solicitation of Employees. During the twenty-four (24) month period immediately following the first to occur of (i) expiration of this Agreement or (ii) the Date of Termination (the “Restricted Period”), Executive shall not take any actions, on behalf of Executive or Executive’s then current employer or any other person or entity, to hire, solicit, induce or attempt to induce any individual who worked for, or was affiliated with, the Bank (either as an employee or a contractor) in the twelve (12) month period immediately preceding the Executive’s last day of employment with the Bank, to terminate their employment with the Bank, to work for a competitor of the Bank or any affiliate of the Bank, or to violate any covenants that any such other employee may have with the Bank.

(c)        Non-Solicitation of Business. During the Restricted Period, the Executive shall not take any actions, directly or indirectly, to assist or aid the Executive, the Executive’s then-current employer, or any other Person in soliciting business with, or attempting to solicit business with, accepting business from, or servicing the persons or entities with whom the Bank had a customer relationship during the two (2) year period prior to the date of this Agreement.

(d)       Non-Competition. During the Employment Period and during the Restricted Period, the Executive shall not, on behalf of himself or any other entity, engage, directly or indirectly, either as proprietor, stockholder, partner, officer, director, consultant, employee or otherwise, for any financial institution with a banking location in Richland Parish or any neighboring parish. Notwithstanding the foregoing, Executive may invest in the securities of any enterprise if (i) such securities are listed on any national or regional securities exchange, (ii) Executive does not beneficially own more than one percent (1%) of the outstanding capital stock of such enterprise, and (iii) Executive does not otherwise participate in the activity of such enterprise.

(e)        Reasonable Restrictions. Executive agrees that the non-competition and non-solicitation restrictions set forth in this Section 9 are ancillary to an otherwise enforceable agreement, are supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Section 9 are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Bank. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-competition and non-solicitation agreements set forth in this Section 9 does not meet the criteria set forth by applicable law, this Section 9 may be reformed by the court and enforced to the maximum extent permitted under applicable law.

Section 10.        Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

Section 11.        Release. Executive agrees, if his employment is terminated under circumstances entitling him to the Severance Amount, that in consideration for the payment of the Severance Amount, he will execute a general release of claims against the Bank in a form reasonably acceptable to the Bank, through which Executive releases the Bank from any and all claims as may relate to or arise out of his employment relationship (excluding claims Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA or any claims under this Agreement).

Section 12.        Indemnification and Insurance. Executive shall be indemnified and held harmless by the Bank during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any similarly situated employee of the Bank with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive.

Section 13.      Arbitration; Legal Fees and Expenses. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Bank which may arise out of or relate to Executive’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Baton Rouge, Louisiana, unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s). Nothing in this Agreement to arbitrate shall preclude the Bank from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 8 and Section 9.

Section 14.         Agreement Binding on Successors. No rights or obligations of the parties under this Agreement may be assigned or transferred, except that the Bank will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no succession had taken place.

Section 15.        409A Compliance. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner that complies with the requirements of such section, and intend that this Agreement will be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits will be restructured in a manner that does not cause such an accelerated or additional tax. To the extent any amount payable to Executive is subject to his entering into a release of claims with the Bank and any such amount is a deferral of compensation under Section 409A which amount could be payable in either of two taxable years, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Bank that otherwise satisfies Section 409A, such payments will be made or commence, as applicable, on January 15 (or any later date that is not earlier than 8 days after the date that the release becomes irrevocable) of such later taxable year and will include all payments that otherwise would have been made before such date. In no event whatsoever will the Bank be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A or have any obligation to indemnify or otherwise hold Executive harmless from any and all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that he has been advised to obtain independent legal, tax or other related counsel in connection with Section 409A and taxation.

Section 16.         Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, to the addresses of such parties as of the date of the Agreement or such address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

Section 17.         Amendment and Waiver. No provision of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Bank. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 18.         Survival of Obligations. The respective rights and obligations of the parties under this Agreement, including the obligations contained in Section 5(i), Section 7, Section 8 and Section 9, shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

Section 19.        Construction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Louisiana without regard to its conflicts of law principles. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

Section 20.          Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

Section 21.         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

Section 22.         Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter. In the event the terms of this Agreement conflict with the terms of any other agreement between the Bank and Executive, the terms of this Agreement shall govern and control.

Section 23.          Effectiveness. This Agreement shall be effective as of the date of the execution of this Agreement by the parties hereto; provided that if the transactions contemplated under that certain Agreement and Plan of Merger by and between the Bank’s parent company, Business First Bancshares, Inc., and Richland State Bancorp, Inc., shall not be consummated as provided therein, this Agreement shall be automatically be void and of no force and effect.

[Signature Page Follows]

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

BUSINESS FIRST BANK
a Louisiana bank

By:
David R. Melville, III President and Chief Executive Officer
EXECUTIVE
N. Jerome Vascocu